Exhibit 23.1.5

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4, No. 333-119496) and related proxy statement/prospectus of ITC^DeltaCom, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 2, 2004, with respect to the consolidated financial statements of NT Corporation included in ITC^DeltaCom Inc.’s Current Report on Form 8-K filed on November 4, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 29, 2004